NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE:

NorthWestern Energy Announces Agreement to Purchase Natural Gas Assets in Montana

Butte, Mont. - May 28, 2013 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) has agreed to purchase operating and non-operating natural gas production interests in northern Montana's Bear Paw Basin from Devon Energy Production Company, L.P. ("Devon"). This purchase also includes Devon's 82 percent interest in the Havre Pipeline Company, LLC.

NorthWestern Energy will need to obtain a regulatory waiver to acquire the Havre Pipeline Company, LLC, a necessary step in completing the transaction. This transaction is expected to close in 2013 subject to customary approvals.

The purchase is consistent with NorthWestern Energy's strategy to incorporate proven natural gas production resources into its regulated natural gas supply portfolio. “We're pleased to add another natural gas asset to our mix of resources that serve Montana customers for many years to come,” said Bob Rowe, CEO. “We believe this purchase adds value, reliability of supply, and future long-term rate stability for our customers. In addition, the purchase of the majority interest in the Havre Transmission Pipeline will provide access to additional sources of natural gas necessary to meet future needs.”

NorthWestern Energy proposes to acquire an interest in approximately 916 producing wells and connected gathering systems with over 82 miles of transmission line, 576 miles of gathering lines, and 21 compressors in Blaine, Choteau, and Hill Counties. The amount of net proven developed producing reserves purchased is estimated to be 64.6 billion cubic feet. The estimated natural gas production from this acquisition will be approximately 5.6-billion cubic feet in 2013, or about 28 percent of NorthWestern Energy's current annual natural gas load in Montana. Once the purchase is completed, NorthWestern Energy's annual natural gas supply load in Montana would be comprised of approximately 37 percent owned and regulated production.

The purchase is expected to result in a 20-year levelized price for customers of approximately $4.10 per dekatherm. NorthWestern Energy currently owns gas production interests in the Battle Creek Field and the Bear Paw Basin which extends from the Missouri River North to the Canadian Border. Pipeline assets associated with the gas production include Havre Pipeline, Bear Paw, Willow Creek, Lodge Creek, and Battle Creek gathering systems, all located in north-central Montana.

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About NorthWestern Energy (NYSE: NWE)
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 673,200 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's website at www.northwesternenergy.com.

Media Contact:
Claudia Rapkoch
(866) 622-8081
Claudia.rapkoch@northwestern.com

Investor Contact:
Travis Meyer
(605) 978-2967
Travis.meyer@northwestern.com